Exhibit 99.1


May 4, 2005

John Lowber, (907) 868-5628; jlowber@gci.com
Bruce Broquet, (907) 868-6660; bbroquet@gci.com
David Morris, (907) 265-5396; dmorris@gci.com

FOR IMMEDIATE RELEASE


                GCI REPORTS FIRST QUARTER 2005 FINANCIAL RESULTS

         o  Consolidated revenue of $106.5 million
         o  Net income of $4.7 million or $0.08 per diluted share
         o  EBITDA of $34.5 million

         ANCHORAGE, AK -- GCI (NASDAQ:GNCMA) today reported net income of $4.7 million, or earnings per diluted share of $0.08, for the first quarter of 2005. The company's first quarter net income compares to income of $1.9 million, or earnings per diluted share of $0.02 in the same period of 2004.

         GCI's first quarter 2005 revenues totaled $106.5 million, an increase of 3.1 percent over the first quarter of 2004, excluding $5.6 million of net adjustments in the first quarter of 2004. The net adjustments include $6.1 million of project revenues reported in the first quarter of 2004 and out-of-period Universal Service Fund (USF) true-ups released by the USF of $0.7 million in the first quarter of 2004 and $1.2 million in the first quarter of 2005. GCI's first quarter 2005 revenues decreased 2.2 percent from the first quarter 2004 revenues of $108.9 million before reflecting the net adjustments.

         First quarter 2005 earnings before interest, taxes, depreciation, amortization and accretion (EBITDA) totaled $34.5 million. EBITDA decreased $0.7 million or 2.0 percent from the first quarter of 2004. First quarter 2004 EBITDA totaled $35.2 million, as adjusted.

         Sequentially, revenues for the company increased 0.9 percent over fourth quarter 2004 revenues of $105.5 million. First quarter EBITDA of $34.5 million compares to EBITDA of $32.2 million in the fourth quarter of 2004.

         For the first quarter of 2005, GCI met its revenue and EBITDA guidance. The company expected revenues of approximately $105 million to $107 million, and EBITDA of approximately $32 million to $33 million, excluding the effects of any receivable recovery from MCI. GCI recorded $0.9 million in EBITDA relating to the use of the MCI credit during the quarter.

         GCI began a stock repurchase program during 2004. The company purchased 504,200 shares at an average price of $9.92 during the first quarter of 2005. GCI has purchased a total of 4.6 million shares since the inception of the program including Class A shares purchased from MCI last December. Shares repurchased to date have been at an average cost of $8.62 per share. The company received senior lender approval to repurchase stock of up to $10 million annually in November 2004.

         "First quarter results are in line with expectations and very satisfying," said Ron Duncan, GCI president. "We continue to add new customers and new products for existing customers. We increased our cable modem customers by more than 30 percent from one year ago and total revenue generating relationships for the cable business are up by over 16 percent from the prior year."

         "We added 2,400 new lines to our Digital Local Phone Service during the quarter and customer satisfaction with that new service has decreased churn for local phone customers by more than 20 percent. We expect to have 25,000 customers using DLPS technology by year end."

         GCI expects second quarter revenue and EBITDA to exceed those achieved in the first quarter and still anticipates revenues of $430 million to $440 million and EBITDA of $145 million for 2005, including the expected recovery of the remaining MCI receivable.

Customer Highlights

         o GCI cable modem customers grew by almost 6 percent sequentially and 34 percent year-over-year. GCI had 101,700 statewide Internet customers at the end of the first quarter of 2005. More than 69,000 of these customers are using GCI cable modems, an increase of 3,800 over the fourth quarter of 2004. Approximately 58 percent of GCI cable customers have a cable modem.

         o GCI has provisioned approximately 10,400 customers on its Digital Local Phone Service (DLPS) facilities at the end of the first quarter and expects to have approximately 25,000 customers using that technology by the end of 2005.

         o The local services business added 1,600 consumer and business access lines during the first quarter and turned down approximately 1,100 Internet Service Provider (ISP) dial-up lines. GCI now serves 112,600 local lines, an estimated 24 percent share of the total access line market in Alaska.

         o GCI's cable television business grew revenue generating units by more than 16 percent year-over-year and 3.6 percent sequentially. GCI cable television services pass 209,627 homes and serve 136,100 subscribers. Subscribers increased by 1,358 subscribers from the fourth quarter of 2004.

         o Long-distance billable minutes increased 0.4 percent to 302.5 million minutes for the first quarter as compared to the same quarter of 2004, and increased 3.9 percent sequentially.

Long Distance Results
         For the first quarter of 2005, long distance revenues totaled $60.0 million as compared to revenues of $59.8 million, adjusted for $6.1 million in project revenues reported in the first quarter of 2004. Long distance revenues of $60.0 million in the first quarter of 2005 were relatively unchanged from $60.5 million in the fourth quarter of 2004. Increases in managed services and data network services revenues, along with increased minutes, offset continued decreases in rates.

          Long distance EBITDA decreased 13.4 percent for the first quarter of 2005 to $18.8 million as compared to $21.7 million, as adjusted, in the first quarter of the prior year. Long distance EBITDA for the first quarter of 2005 was up $1.5 million sequentially, an increase of 8.7 percent, from $17.3 million in the fourth quarter of 2004. Long distance EBITDA included MCI bad debt recoveries of $0.9 million in the first quarter of 2005, $1.2 million in the first quarter of 2004 and $0.8 million in the fourth quarter of 2004. The decrease in EBITDA from the first quarter of 2004 is a result of decreased rates and increased costs.

         Total minutes-of-use were up 0.4 percent in the first quarter of 2005 when compared to the first quarter of 2004. Minutes-of-use are up 3.9 percent compared to the fourth quarter of 2004.

         The number of billed long distance customers totaled 91,800 at the end of the first quarter of 2005, an increase of 6.6 percent from 86,100 at the end of the first quarter of 2004 and 0.5 percent sequentially.

Cable Television Results
         Cable television revenues for the first quarter increased 4.0 percent to $25.9 million from $24.9 million in the first quarter of 2004, and decreased
1.1 percent from $26.2 million in the fourth quarter of 2004. EBITDA of $11.6 million for the first quarter of 2005 increased 5.5 percent over $11.0 million in the first quarter of 2004, and decreased 5.7 percent when compared to $12.3 million in the fourth quarter of 2004. The year-over-year increase in revenues and EBITDA is due primarily to the sales of new video and cable modem services. The sequential decrease in EBITDA is primarily attributable to advertising revenues that were significantly higher in the previous quarter due to the November elections.

         Gross margins, as a percentage of revenues, increased by 135 basis points year-over-year and decreased 169 basis points sequentially. The sequential decrease in gross margins in the first quarter of 2005 is primarily due to the election ad revenues. Increased sales of higher value products such as the Ultimate Package, new programming tiers and cable modem services continue to mitigate the effects of increasing programming and copyright costs.

          As of December 31, 2004, the company's cable television operations passed 209,627 homes and served 136,100 subscribers (108,900 equivalent basic subscribers). For the first quarter, average revenue per equivalent basic subscriber was $79.64, an increase of 4.0 percent when compared to first quarter 2004 average revenue of $76.58. Average revenue decreased 2.1 percent, from $81.33, from the fourth quarter of 2004. The sequential decrease in average revenue reflects the higher advertising revenues reported in the fourth quarter of 2004. The company experienced an increase of 1,358 subscribers during the first quarter of 2005. The increase in subscribers is partly due to the acquisition of the Barrow Cable assets, including approximately 950 subscribers. The increase in subscribers for the first quarter of 2005 compares to a decrease of 369 subscribers in the first quarter of 2004. GCI's packaged offering of long distance, local, Internet and cable television service is mitigating the impact of DBS competition.

         The company offers digital programming tiers in all of its major markets. The Anchorage, Mat-Su Valley and Fairbanks systems have been fully converted to digital. GCI has 80 percent of its basic cable subscribers receiving service through a digital set-top box. More than 97 percent of the set top boxes deployed in GCI's systems are digital and 47,970 customers purchase additional programming through a digital tier. GCI offers 10 channels of HDTV to customers in the Anchorage and Mat-Su Valley area.

         GCI cable modem service is available to more than 90 percent of the homes in Alaska. Thirty-five percent of homes passed and more than 57 percent of GCI residential subscribers have cable modem service.

         The operating statistics below include capital expenditures and customer information from cable services and the components of our local services and Internet services utilizing our cable services' facilities.

         GCI's capital expenditures by standard reporting category for the three-month periods ending March 31, 2005 and 2004 follow (amounts in thousands):

                                                   2005              2004
                                              --------------    -------------
Customer premise equipment                   $    3,558             3,438
Commercial                                           97                47
Scalable infrastructure                             552             1,755
Line extensions                                      45                44
Upgrade/rebuild                                   4,057             1,770
Support capital                                      69               181
                                              --------------    -------------
Sub-total                                         8,378             7,235

Remaining capital expenditures                   16,036            17,966
                                               --------------    -------------
                                              $  24,414            25,201
                                               ==============    =============

         At March 31, 2005 and 2004, GCI's cable business had 124,200 and 122,100 customer relationships, respectively. The standard definition of a customer relationship is the number of customers who receive at least one level of service, encompassing voice, video, and data services, without regard to which services customers purchase. These relationships do not include local telephone customers except those receiving phone services through the cable television plant.

         At March 31, 2005 and 2004, GCI's cable business had 215,800 and 185,800 revenue generating units, respectively. The increase in the revenue generating units of 7,500 and 30,000 from December 31, 2004 and March 31, 2004, respectively, is due to an increase in the number of cable modem and DLPS customers. The standard definition of a revenue-generating unit is the sum of all primary analog video, digital video, high-speed data and telephony customers, not counting additional outlets.

 Local Telephone Results
         For the first quarter of 2005, local telephone service revenues totaled $13.3 million, an increase of 12.7 percent, when compared to $11.8 million in the first quarter of 2004. Revenue was up $0.9 million or 7.3 percent from $12.4 million in the fourth quarter of 2004. The increase in year-over-year and sequential revenues is primarily attributable to a true-up adjustment released by USF during the quarter. Approximately $1.2 million of a total $1.6 million adjustment is out-of-period.

         In the first quarter, local services generated EBITDA of $1.1 million, an improvement of $0.5 million over the $0.6 million of EBITDA in the first quarter of 2004. The first quarter EBITDA of $1.1 million compares to an EBITDA loss of $0.4 million in the fourth quarter of 2004. The sequential increase in EBITDA is due primarily to an increase in revenues from the Universal Service Fund and lower direct costs of good sold.

         The rates paid by GCI to lease loops and UNE access elements from ACS were approximately 20 percent higher during the first quarter of 2005 as compared to 2004. This resulted primarily from a rate increase granted to ACS by state regulators in the second half of 2004. GCI estimates that conversion of customers from leased ACS facilities to its own network offset more than half of the impact of this rate increase in the first quarter of 2005.

         GCI began converting customers to its own network using its DLPS technology in 2004. The roll out of DLPS enables GCI to avoid wholesale and loop rental costs from local phone lines leased from the incumbent local exchange carrier. GCI has provisioned approximately 10,400 customers completely on its DLPS facilities at the end of the first quarter of 2005 and expects to have approximately 25,000 customers similarly provisioned by the end of 2005. Churn for customers receiving service through DLPS is materially lower than for customers served using facilities leased from ACS.

          At the end of the first quarter of 2005, GCI provided local service to approximately 112,600 access lines statewide. GCI added 1,600 voice access lines during the quarter and turned down approximately 1,100 Internet Service Provider dial-up lines. This represents a net increase of 500 access lines when compared to the 112,100 access lines reported at the end of the fourth quarter of 2004. The company estimates it has attained a 24 percent share of the total access line market in Alaska. Approximately 85 percent of GCI's access lines are provisioned on its own facilities or on resold local loops.

Internet Access Results
         Internet access revenues for the first quarter of 2005 totaled $7.3 million, an increase of 14.1 percent year-over-year and sequentially. Revenues for both the first and fourth quarter of 2004 were $6.4 million. EBITDA for the first quarter of 2005 totaled $3.0 million, an improvement of $1.1 million year-over-year and relatively unchanged from the fourth quarter of 2004. First quarter 2004 EBITDA was $1.9 million and fourth quarter 2004 EBITDA was $3.1 million. The increase in Internet access revenues and EBITDA results from the migration of existing customers to cable modem access, customers adding more features and services and increasing economies of scale.

         At the end of the first quarter of 2005, GCI had 101,700 statewide Internet customers, an increase of 100 customers sequentially and an increase of 1,100 year-over-year. GCI's statewide Internet customers included 69,300 subscribers using cable modem access, an increase of 3,800 subscribers, or 5.8 percent, over the prior quarter's subscriber count of 65,500. On a year-over-year basis, GCI experienced a 34.0 percent increase in cable modem subscribers, from 51,700 at the end of the first quarter of 2004.

         Total cable modem revenues for the first quarter of 2005 increased 3.1 percent when compared to the fourth quarter of 2004 and increased 6.1 percent year-over-year. At the end of the first quarter of 2005 GCI's average revenue per cable modem (ARPM) was $30.97 as compared to $31.94 at the end of the fourth quarter of 2004 and $40.20 at the end of the first quarter of 2004. The increase in sequential and year-over-year revenues is due to the increase in the number of modem customers. The decline in ARPM is due to an increase in the percentage of total customers taking GCI's discounted cable modem products. More than 57 percent of GCI's 120,000 residential cable subscribers were using a cable modem for their Internet service at the end of the first quarter of 2005.

Other Items
         During the first quarter of 2005 GCI's capital expenditures totaled $24.4 million as compared to $29.8 million in the fourth quarter of 2004.

         GCI will hold a conference call to discuss the quarter's results on Thursday, May 5, 2005 beginning at 2 p.m. (Eastern). To access the briefing on May 5, dial 888-843-6162 (international callers should dial 630-395-0017) and identify your call as "GCI." In addition to the conference call, GCI will make available net conferencing. To access the call via net conference, log on to www.gci.com and follow the instructions. A replay of the call will be available for 72-hours by dialing 888-473-0137, access code 7461 (international callers should dial 402-998-1358.)

         GCI is the largest telecommunications company in Alaska. A pioneer in bundled services, GCI provides local, wireless, and long distance telephone, cable television, Internet and data communication services throughout Alaska. More information about the company can be found at www.gci.com.

         The foregoing contains forward-looking statements regarding the company's expected results that are based on management's expectations as well as on a number of assumptions concerning future events. Actual results might differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI's control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI's cautionary statement sections of Form 10-K and 10-Q filed with the Securities and Exchange Commission.

                                      # # #

                                     GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                                             CONSOLIDATED BALANCE SHEETS
                                                                                           (Unaudited)
(Amounts in thousands)                                                                      March 31,          December 31,
                                        Assets                                                2005                2004
--------------------------------------------------------------------------------------- -----------------   -----------------
Current assets:
  Cash and cash equivalents                                                             $    21,766              31,452
                                                                                        -----------------   -----------------

  Receivables                                                                                70,690              74,429
  Less allowance for doubtful receivables                                                     2,060               2,317
                                                                                        -----------------   -----------------
     Net receivables                                                                         68,630              72,112

  Deferred income taxes, net                                                                 13,031              13,893
  Prepaid expenses                                                                            7,763               7,907
  Property held for sale                                                                      2,282               2,282
  Inventories                                                                                 1,024               1,215
  Notes receivable from related parties                                                         385                 475
  Other current assets                                                                        1,736               2,429
                                                                                        -----------------   -----------------
       Total current assets                                                                 116,617             131,765
                                                                                        -----------------   -----------------

Property and equipment in service, net of depreciation                                      430,799             432,249
Construction in progress                                                                     30,952              22,505
                                                                                        -----------------   -----------------
       Net property and equipment                                                           461,751             454,754
                                                                                        -----------------   -----------------

Cable certificates                                                                          191,241             191,241
Goodwill                                                                                     41,972              41,972
Other intangible assets, net of amortization of $1,917 and $1,625
  at March 31, 2005 and December 31, 2004, respectively                                       6,566               6,265
Deferred loan and senior notes costs, net of amortization of $3,085
  and $2,602 at March 31, 2005 and December 31, 2004, respectively                            9,901              10,341
Notes receivable from related parties                                                         3,527               3,345
Other assets                                                                                 12,283               9,508
                                                                                        -----------------   -----------------
    Total other assets                                                                      265,490             262,672
                                                                                        -----------------   -----------------
       Total assets                                                                     $   843,858             849,191
                                                                                        =================   =================


                                                                     (Continued)

                                     GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                                             CONSOLIDATED BALANCE SHEETS
                                                     (Continued)
                                                                                           (Unaudited)
(Amounts in thousands)                                                                      March 31,          December 31,
          Liabilities, Redeemable Preferred Stock, and Stockholders' Equity                   2005                2004
--------------------------------------------------------------------------------------- -----------------   -----------------
Current liabilities:
  Current maturities of obligations under long-term debt and capital leases             $    14,450               6,407
  Accounts payable                                                                           28,472              28,742
  Deferred revenue                                                                           15,880              16,253
  Accrued payroll and payroll related obligations                                            15,175              15,350
  Accrued liabilities                                                                         6,543               6,849
  Accrued interest                                                                            2,900               8,747
  Subscriber deposits                                                                           409                 437
                                                                                        -----------------   -----------------
     Total current liabilities                                                               83,829              82,785

Long-term debt                                                                              429,047             436,969
Obligations under capital leases, excluding current maturities                               31,134              32,750
Obligation under capital lease due to related party, excluding current
  maturity                                                                                      662                 672
Deferred income taxes, net of deferred income tax benefit                                    51,667              49,111
Other liabilities                                                                             9,401               8,385
                                                                                        -----------------   -----------------
       Total liabilities                                                                    605,740             610,672
                                                                                        -----------------   -----------------

Redeemable preferred stock                                                                    4,249               4,249
                                                                                        -----------------   -----------------

Stockholders' equity :
  Common stock (no par):
    Class A.  Authorized 100,000 shares; issued 51,566 and 51,825
     shares at March 31, 2005 and December 31, 2004, respectively                           183,943             186,883

    Class B.  Authorized 10,000 shares; issued 3,861 and 3,862 shares at March 31, 2005 and December 31, 2004, respectively; convertible
      on a share-per-share basis into Class A common stock                                    3,248               3,248

    Less cost of 288 Class A common shares held in treasury at
      March 31, 2005 and December 31, 2004                                                   (1,734)             (1,702)

  Paid-in capital                                                                            15,067              14,957
  Notes receivable with related parties issued upon stock option exercise                    (3,016)             (3,016)
  Retained earnings                                                                          36,361              33,900
                                                                                        -----------------   -----------------
       Total stockholders' equity                                                           233,869             234,270
                                                                                        -----------------   -----------------
Commitments and contingencies

       Total liabilities, redeemable preferred stock, and stockholders' equity          $   843,858             849,191
                                                                                        =================   =================

                             GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                                 CONSOLIDATED STATEMENTS OF INCOME
                                         (Unaudited)
                                                                             Three Months Ended
                                                                                 March 31,
(Amounts in thousands, except per share amounts)                           2005              2004
                                                                     ----------------- -----------------
Revenues                                                             $   106,510           108,916

Cost of goods sold (exclusive of depreciation, amortization
  and accretion shown separately below)                                   35,200            38,745
Selling, general and administrative expenses                              37,180            35,404
Bad debt recovery                                                           (353)             (397)
Depreciation, amortization and accretion expense                          17,754            15,758
                                                                     ----------------- -----------------
   Operating income                                                       16,729            19,406
                                                                     ----------------- -----------------

Other income (expense):
  Interest expense                                                        (8,282)           (7,517)
  Loss on early extinguishment of debt                                         -            (6,136)
  Amortization and write-off of loan and senior notes fees                  (483)           (2,627)
  Interest income                                                            179               108
                                                                     ----------------- -----------------
   Other expense, net                                                     (8,586)          (16,172)
                                                                     ----------------- -----------------

   Net income before income taxes                                          8,143             3,234

Income tax expense                                                         3,480             1,309
                                                                     ----------------- -----------------

   Net income                                                              4,663             1,925

Preferred stock dividends                                                     93               484
                                                                     ----------------- -----------------

       Net income available to common shareholders                   $     4,570             1,441
                                                                     ================= =================


Basic net income per common share                                    $      0.08              0.03
                                                                     ================= =================

Diluted net income per common share                                  $      0.08              0.02
                                                                     ================= =================

Common shares used to calculate basic EPS                                 55,108            56,752
                                                                     ================= =================

Common shares used to calculate diluted EPS                               56,341            58,037
                                                                     ================= =================

                                           GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                                                      SUPPLEMENTAL SCHEDULE
                                                          (Unaudited)
Traditional Summary                                                                Three Months Ended March 31, 2005
                                                                       Long                       Local
                                                                     Distance      Cable        Services     Internet     Combined
                                                                  ------------------------------------------------------------------
Revenues                                                          $   60,007       25,899        13,295        7,309       106,510

Cost of goods sold (exclusive of depreciation,
    amortization and accretion shown separately below)                19,033        7,010         7,276        1,881        35,200
                                                                  ------------------------------------------------------------------

      Contribution                                                    40,974       18,889         6,019        5,428        71,310

Selling, general and administrative expenses                          22,778        7,117         4,857        2,428        37,180
Bad debt expense (recovery)                                             (623)         172            62           36          (353)
                                                                  ------------------------------------------------------------------
    EBITDA, as adjusted                                               18,819       11,600         1,100        2,964        34,483

Less loss on early extinguishment of debt                                  -            -             -            -             -
                                                                  ------------------------------------------------------------------

    EBITDA                                                            18,819       11,600         1,100        2,964        34,483

Add loss on early extinguishment of debt                                   -            -             -            -             -

Less depreciation, amortization and
    accretion expense                                                  9,954        5,098         1,607        1,095        17,754
                                                                  ------------------------------------------------------------------

      Operating income (loss)                                      $   8,865        6,502          (507)       1,869        16,729
                                                                  ==================================================================

Integrated Summary EBITDA, as Adjusted
(Unaudited)
                                                                            Three Months Ended March 31, 2005
                                                                       Voice        Data         Video      Combined
                                                                  -------------------------------------------------------
Traditional Summary EBITDA, as Adjusted:
    Long Distance                                                 $   18,819                                  18,819
    Cable                                                                                        11,600       11,600
    Local Services                                                     1,100                                   1,100
    Internet                                                                        2,964                      2,964
                                                                  -------------------------------------------------------
                                                                      19,919        2,964        11,600       34,483

EBITDA, as Adjusted, Reallocations:
    Long Distance                                                    (11,953)      11,953                          -
    Cable                                                                           2,799        (2,799)           -
    Local Services                                                       (68)          68                          -
                                                                  -------------------------------------------------------
      Integrated Summary EBITDA, as Adjusted                      $    7,898       17,784         8,801       34,483
                                                                  =======================================================

                                           GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                                                      SUPPLEMENTAL SCHEDULE
                                                          (Unaudited)
Traditional Summary                                                                Three Months Ended March 31, 2004
                                                                      Long                      Local
                                                                    Distance       Cable       Services      Internet     Combined
                                                                  ------------------------------------------------------------------
Revenues                                                          $   65,866       24,852       11,792         6,406       108,916

Cost of goods sold (exclusive of depreciation,
    amortization and accretion shown separately below)                23,378        7,062        6,546         1,759        38,745
                                                                  ------------------------------------------------------------------

      Contribution                                                    42,488       17,790        5,246         4,647        70,171

Selling, general and administrative expenses                          21,390        6,551        4,682         2,781        35,404
Bad debt expense (recovery)                                             (608)         211            -             -          (397)
                                                                  ------------------------------------------------------------------
    EBITDA, as adjusted                                               21,706       11,028          564         1,866        35,164

Less loss on early extinguishment of debt                              6,136            -            -             -         6,136
                                                                  ------------------------------------------------------------------

    EBITDA                                                            15,570       11,028          564         1,866        29,028

Add loss on early extinguishment of debt                               6,136            -            -             -         6,136

Less depreciation, amortization and
    accretion expense                                                  9,263        4,679          892           924        15,758
                                                                  ------------------------------------------------------------------

      Operating income (loss)                                     $   12,443        6,349         (328)          942        19,406
                                                                  ==================================================================

Integrated Summary EBITDA, as Adjusted
(Unaudited)
                                                                           Three Months Ended March 31, 2004
                                                                      Voice         Data        Video        Combined
                                                                  ------------------------------------------------------
Traditional Summary EBITDA, as Adjusted:
    Long Distance                                                 $   21,706                                  21,706
    Cable                                                                                       11,028        11,028
    Local Services                                                       564                                     564
    Internet                                                                        1,866                      1,866
                                                                  ------------------------------------------------------
                                                                      22,270        1,866       11,028        35,164

EBITDA, as Adjusted, Reallocations:
    Long Distance                                                    (11,875)      11,875                          -
    Cable                                                                           2,738       (2,738)            -
    Local Services                                                       (31)          31                          -
                                                                  ------------------------------------------------------
      Integrated Summary EBITDA, as Adjusted                      $   10,364       16,510        8,290        35,164
                                                                  ======================================================

                                           GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                                                      SUPPLEMENTAL SCHEDULE
                                                          (Unaudited)
Traditional Summary                                                              Three Months Ended December 31, 2004
                                                                      Long                     Local
                                                                    Distance      Cable       Services      Internet      Combined
                                                                  ------------------------------------------------------------------
Revenues                                                          $  60,532       26,194       12,399         6,377       105,502

Cost of goods sold (exclusive of depreciation,
    amortization and accretion shown separately below)               18,410        6,648        7,904         1,723        34,685
                                                                  ------------------------------------------------------------------

      Contribution                                                   42,122       19,546        4,495         4,654        70,817

Selling, general and administrative expenses                         25,069        7,120        4,870         1,589        38,648
Bad debt expense (recovery)                                            (197)         169            -             -           (28)
                                                                  ------------------------------------------------------------------
    EBITDA                                                           17,250       12,257         (375)        3,065        32,197

Less depreciation, amortization and
    accretion expense                                                 8,132        4,966        2,014         1,242        16,354
                                                                  ------------------------------------------------------------------

      Operating income (loss)                                     $   9,118        7,291       (2,389)        1,823        15,843
                                                                  ==================================================================

Integrated Summary EBITDA
(Unaudited)
                                                                           Three Months Ended December 31, 2004
                                                                      Voice        Data         Video       Combined
                                                                  ------------------------------------------------------
Traditional Summary EBITDA:
    Long Distance                                                 $  17,250                                  17,250
    Cable                                                                                      12,257        12,257
    Local Services                                                     (375)                                   (375)
    Internet                                                                       3,065                      3,065
                                                                  ------------------------------------------------------
                                                                     16,875        3,065       12,257        32,197

EBITDA Reallocations:
    Long Distance                                                   (11,435)      11,435                          -
    Cable                                                                          2,679       (2,679)            -
    Local Services                                                      (98)          98                          -
                                                                  ------------------------------------------------------
      Integrated Summary EBITDA                                   $   5,342       17,277        9,578        32,197
                                                                  ======================================================

General Communication, Inc.
Non-GAAP Financial Reconciliation Schedule
(Unaudited, Amounts in Millions)

                                                                            Three Months Ended
                                                      March 31, 2005          March 31, 2004        December 31, 2004
                                                    --------------------    -------------------    ---------------------
   EBITDA, as adjusted (Note 1)                    $       34.5                    35.2                   32.2
   Loss on early extinguishment of debt                     ---                    (6.1)                   ---
                                                    --------------------    -------------------    ---------------------
   EBITDA (Note 2)                                         34.5                    29.1                   32.2
   Depreciation, amortization and accretion
    expense                                               (17.8)                  (15.8)                 (16.4)
   Loss on early extinguishment of debt                     ---                     6.1                    ---
                                                    --------------------    -------------------    ---------------------
         Operating income                                  16.7                    19.4                   15.8
                                                    --------------------    -------------------    ---------------------

   Other income (expense):
       Interest expense                                    (8.3)                   (7.5)                  (7.3)
       Loss on early extinguishment of debt                 ---                    (6.1)                   ---
       Amortization and write-off of loan and
         senior  notes fee expense                         (0.5)                   (2.7)                  (0.4)
       Interest income                                      0.2                     0.1                    0.1
                                                    --------------------    -------------------    ---------------------
         Other expense, net                                (8.6)                  (16.2)                  (7.6)
                                                    --------------------    -------------------    ---------------------

         Net income before income taxes                     8.1                     3.2                    8.2

   Income tax expense                                      (3.5)                   (1.3)                  (5.9)
                                                    --------------------    -------------------    ---------------------
           Net income                              $        4.6                     1.9                    2.3
                                                    ====================    ===================    =====================

Notes:
(1) EBITDA (as defined in Note 2 below) before deducting Loss on Early Extinguishment of Debt during the three months ended March 31, 2004.

(2) EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of Net Income, Interest Expense, Amortization and Write-off of Loan and Senior Notes Fees, Interest Income, Income Tax Expense, and Depreciation, Amortization and Accretion Expense. EBITDA is not presented as an alternative measure of net income, operating income or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America. GCI's management uses EBITDA to evaluate the operating performance of its business, and as a measure of performance for incentive compensation purposes. GCI believes EBITDA is a measure used as an analytical indicator of income generated to service debt and fund capital expenditures. In addition, multiples of current or projected EBITDA are used to estimate current or prospective enterprise value. EBITDA does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.